BGSF, Inc. Reports Strong Second Quarter 2022 Financial Results
and Declares 31st Consecutive Cash Dividend
Quarterly Revenues of $74 million, up 29%

PLANO, Texas – (August 3, 2022) – BGSF, Inc. (NYSE: BGSF), a leading national provider of workforce solutions, today reported financial results for its second quarter ended June 26, 2022.

The Company further announced that its Board of Directors has declared a quarterly cash dividend of $0.15 per share of common stock. The dividend is payable on August 22, 2022 to all shareholders of record as of the close of business on August 15, 2022. This marks the 31st consecutive quarterly dividend and based on yesterday’s closing price of the Company’s common stock, the annualized yield is approximately 4.7%.

Q2 2022 Highlights from Continuing Operations:
•Revenues were $74.1 million, an increase of 29.1% from 2021
•Gross profit was $25.1 million, up 30.2% from 2021, while gross profit percent increased 0.3% to 33.8% in 2022
•Selling, general and administrative expenses increased $3.6 million, or 22.3%, over 2021, primarily due to additional compensation generated from increased overall gross profit
•Net income from continuing operations was $3.2 million, or $0.30 per diluted share, vs. net income from continuing operations of $2.6 million, or $0.25 per diluted share in 2021
•Adjusted EBITDA1 from continuing operations was $5.4 million (7.3% of revenues), vs. $3.2 million (5.6% of revenues) in 2021
•Adjusted EPS1 from continuing operations was $0.34 in 2022, up from $0.21 in 2021

Six Month 2022 Highlights from Continuing Operations:
•Revenues were $142.6 million, an increase of 33.1% from 2021
•Gross profit was $48.5 million, up 36.7% from 2021, while gross profit percent increased 0.9% to 34.0% in 2022
•Selling, general and administrative expenses increased $8.0 million, or 25.5%, over 2021, primarily due to additional compensation generated from increased overall gross profit
•Net income from continuing operations was $5.2 million, or $0.50 per diluted share, vs. net income from continuing operations of $2.3 million, or $0.23 per diluted share in 2021
•Adjusted EBITDA1 from continuing operations was $9.3 million (6.5% of revenues), vs. $4.5 million (4.2% of revenues) in 2021
•Adjusted EPS1 from continuing operations was $0.58 in 2022, up from $0.24 in 2021

1Non-GAAP financial measure. See reconciliation below for details.

Beth A. Garvey, Chair, President and CEO, said, “We are delighted to report continued momentum with second quarter results, which gives us confidence regarding the U.S. labor market and client demand. Revenues meaningfully improved quarter over quarter, as well as sequentially.

“Our longer-term strategy of building and buying higher margin businesses, coupled with identifying additional revenue streams within our segments, are gaining traction this year. Additionally, we remain focused on solving business challenges for our clients and growing our market share through our well-aligned teams.

“Due to our strong operational results, the Board has declared our 31st consecutive quarterly dividend of $0.15 per share. This reinforces a continuing level of confidence in the strength of our business and cash flow prospects. Looking ahead, we will continue to focus on our communities, training, culture, internal team, and clients, which we believe will further strengthen BGSF’s positioning as a best-in-class workforce solutions company.”

Conference Call
BGSF call at 9:00 a.m. ET on August 4, 2022. Interested participants may dial 844-200-6205 (U.S. callers) or 929-526-1599 (all other locations) and provide access code 464896. A replay of the call will be available until August 11, 2022. To access the replay, please dial 929-458-6194 (U.S. Callers), 866-813-9403 (US Toll Free callers), or +44 204-525-0658 (all other locations) and enter access code 400404. The live webcast and archived replay are accessible at the investor relations section of the Company’s website at www.bgsf.com.

About BGSF
With its home office in Plano, Texas, BGSF provides workforce solutions to a variety of industries through its various divisions in IT, Cyber, Finance & Accounting, Creative, and Real Estate (apartment communities and commercial buildings). BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 79th largest U.S. staffing company and the 48th largest IT staffing firm in 2021. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s family of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgsf.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding our future financial performance and the expectations and objectives of our board or management. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various other risks and uncertainties, including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “allows,” “believes,” “plans,” “expects,” “estimates,” “should,” “would,” “may,” “might,” “forward,” “will,” “intends,” “continue,” “outlook,” “temporarily,” “progressing,” "prospects," and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Steven Hooser or Sandy Martin
Three Part Advisors
ir@bgstaffing.com 214.442.0016

Source: BGSF, Inc.

BGSF, Inc.
GAAP Financial Measures

The following tables have been derived from our unaudited consolidated financial statements and summarize key components of our statements of operations results from continuing operations for the periods indicated, as well as a reconciliation of revenue and income from continuing operations by reportable segment to consolidated results for the periods indicated.

Results of Operations

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
	(dollars in thousands)
Revenues	$74,089	$57,398	$142,631	$107,148
Cost of services	49,030	38,151	94,141	71,686
Gross profit	25,059	19,247	48,490	35,462
Selling, general and administrative expenses	19,898	16,269	39,614	31,572
Gain on contingent consideration	—	(1,195)	—	(1,195)
Depreciation and amortization	922	866	1,821	1,702
Operating income	4,239	3,307	7,055	3,383
Interest expense, net	(69)	(218)	(343)	(595)
Income from continuing operations before income taxes	4,170	3,089	6,712	2,788
Income tax expense from continuing operations	(986)	(493)	(1,521)	(451)
Income from continuing operations	3,184	2,596	5,191	2,337
Income from discontinued operations:
Income	—	1,011	1,235	2,167
Gain (Loss) on sale	(8)	—	17,266	—
Income tax expense	—	(164)	(4,716)	(349)
Net income	$3,176	$3,443	$18,976	$4,155

Net income per share - diluted
Net income from continuing operations	$0.30	$0.25	$0.50	$0.23
Net income from discontinued operations:
Income	—	0.10	0.12	0.20
Gain on sale	—	—	1.65	—
Income tax expense	—	(0.02)	(0.45)	(0.03)
Net income per share - diluted	$0.30	$0.33	$1.82	$0.40

Business Segments

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	June 26, 2022		June 27, 2021		June 26, 2022		June 27, 2021
	(dollars in thousands)
Revenue:
Real Estate	$29,980	40%	$21,212	37%	$55,896	39%	$39,825	37%
Professional	44,109	60%	36,186	63%	86,735	61%	67,323	63%
Total	$74,089	100%	$57,398	100%	$142,631	100%	$107,148	100%

Gross profit:
Real Estate	$11,574	46%	$7,855	41%	$21,545	44%	$14,720	42%
Professional	13,485	54%	11,392	59%	26,945	56%	20,742	58%
Total	$25,059	100%	$19,247	100%	$48,490	100%	$35,462	100%

Selling[2]:
Real Estate	$6,696		$4,817		$12,573		$9,165
Professional	9,023		8,085		18,347		15,217
Total	$15,719		$12,902		$30,920		$24,382

Operating income (expense):
Real Estate	$4,817		$2,973		$8,852		$5,426
Professional	3,817		2,584		7,286		4,077
Home office - Selling, general and administrative	(4,395)		(3,445)		(9,083)		(7,315)
Home - gain on contingent consideration	—		1,195		—		1,195
Total	$4,239		$3,307		$7,055		$3,383
2Selling is a component of Selling, general and administrative on the Unaudited Consolidated Statement of Operations and Comprehensive Income.

The following tables have been derived from our unaudited consolidated financial statements and summarize key components of our balance sheet and statements of cash flows for the periods indicated.

Condensed Balance Sheets

	June 26, 2022	December 26, 2021
Assets	(dollars in thousands)
Current assets	$56,718	$60,170
Property and equipment, net	6,344	4,331
Intangible assets, net	32,411	33,585
Goodwill	29,142	29,142
Other	11,351	6,655
Assets of discontinued operations	—	14,411
Total assets	$135,966	$148,294
Liabilities and stockholders' equity
Long-term debt, current portion	$—	$3,563
Other current	23,139	24,821
Line of credit	17,661	12,588
Long-term debt, less current portion	—	23,300
Other long-term	1,882	5,978
Liabilities of discontinued operations	—	1,452
Total liabilities	42,682	71,702
Total stockholders' equity	93,284	76,592
Total liabilities and stockholders' equity	$135,966	$148,294

Working Capital
	June 26, 2022	December 26, 2021
	(dollars in thousands)
Working capital from continuing operations	$33,578	$25,851
Working capital ratio	2.45	1.95

Condensed Statements of Cash Flows
	Twenty-six Weeks Ended
	June 26, 2022	June 27, 2021
	(dollars in thousands)
Net cash provided by (used in) continuing operations:
Operating activities	$1,217	$(2,366)
Investing activities	26,775	(4,856)
Financing activities	(25,760)	3,145
Net change in cash and cash equivalents discontinued operations	(2,300)	4,077
Net change in cash and cash equivalents	$(68)	$—

BGSF, Inc.
Non-GAAP Financial Measures

The financial results of BGSF, Inc. are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the U.S. Securities and Exchange Commission. To help the readers understand the Company's financial performance, the Company supplements its GAAP financial results with Adjusted EBITDA and Adjusted EPS.

A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of a company. Adjusted EBITDA and Adjusted EPS are not measurements of financial performance under GAAP and should not be considered as alternatives to net income, net income per diluted share, operating income, or any other performance measure derived in accordance with GAAP, or as alternatives to cash flow from operating activities or measures of our liquidity. We believe that Adjusted EBITDA and Adjusted EPS are useful performance measures and are used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone. In addition, the financial covenants in our credit agreement are based on EBITDA as defined in the credit agreement.

We define “Adjusted EBITDA" as earnings before interest expense, income taxes, depreciation and amortization expense, transaction fees and certain non-cash expenses such as contingent consideration gains and share-based compensation expense, as well as certain specific events that management does not consider in assessing our on-going operating performance.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

	Thirteen Weeks Ended		Twenty-six Weeks Ended		Trailing Twelve Months Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021	June 26, 2022
	(dollars in thousands)
Income from continuing operations	$3,184	$2,596	$5,191	$2,337	$13,225
Income tax expense from continuing operations	986	493	1,520	451	3,795
Interest expense, net	69	218	344	595	1,181
Operating income	4,239	3,307	7,055	3,383	18,201
CARES Act credit	—	—	—	—	(2,084)
Depreciation and amortization	922	866	1,820	1,702	3,816
Gain on contingent consideration	—	(1,195)	—	(1,195)	(1,208)
Share-based compensation	242	215	454	435	1,077
Transaction fees	—	19	—	155	16
Adjusted EBITDA from continuing operations	5,403	3,212	9,329	4,480	19,818
Adjusted EBITDA from discontinued operations, net of gain on sale, net of tax	—	1,046	986	2,241	3,459
Adjusted EBITDA, net of gain	$5,403	$4,258	$10,315	$6,721	$23,277

We define “Adjusted EPS” as diluted earnings per share eliminating amortization expense of intangible assets from acquisitions, transaction fees, and certain non-cash expenses such as contingent consideration gains, as well as certain specific events that management does not consider in assessing our on-going operating performance, net of the respective income tax effect.

Reconciliation of Adjusted EPS

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021

Net income (loss) from continuing operations per diluted share, excluding gain on sale of discontinued operations	$0.30	$0.25	$0.50	$0.23
Acquisition amortization	0.05	0.06	0.10	0.12
Gain on contingent consideration	—	(0.11)	—	(0.12)
Transaction fees	—	—	—	0.01
Income tax expense adjustment	(0.01)	0.01	(0.02)	—
Adjusted EPS from continuing operations	0.34	0.21	0.58	0.24
Adjusted EPS from discontinued operations	—	0.08	0.09	0.17
Adjusted EPS	$0.34	$0.29	$0.67	$0.41